UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number:     0-21886

                         BARRETT BUSINESS SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97239
                                 (503) 220-0988
          (Address, including zip code, and telephone number, including area code, of
                    registrant's principal executive offices)

                Interests in the Barrett Business Services, Inc.,
                        Employees' Savings Plan and Trust
            (Title of each class of securities covered by this Form)

                          Common Stock, $.01 par value
          (Title of all other classes of securities for which a duty to file reports
                      under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
      Rule 12g-4(a)(1)(i) [   ]           Rule 12h-3(b)(1)(i) [ X ]
      Rule 12g-4(a)(1)(ii)[   ]           Rule 12h-3(b)(1)(ii)[   ]
      Rule 12g-4(a)(2)(i) [   ]           Rule 12h-3(b)(2)(i) [   ]
      Rule 12g-4(a)(2)(ii)[   ]           Rule 12h-3(b)(2)(ii)[   ]
                                          Rule 15d-6          [   ]

 Approximate number of holders of record as of the certification or notice date:
                           162 (as of March 31, 2003)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Barrett Business Services, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 30, 2003               By: /s/ Michael D. Mulholland
                                      -------------------------
                                      Name:  Michael D. Mulholland
                                      Title: Vice President-Finance